Exhibit 3.37

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 11:30 AM 10/19/2001 010522795 - 3447749

CERTIFICATE OF INCORPORATION

OF

CONNORS BROS., INC.

1. The name of the Corporation is Connors Bros., Inc.

2. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

4. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock without par value per share.

5. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

6. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws.

7. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

8. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained iii this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

9. The name and mailing address of the incorporator is as follows:

Howard L. Rosenberg

Mayer, Brown & Platt

190 S. LaSalle Street

Chicago, Illinois 60603

10. The Corporation is to have perpetual existence.

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed on this 19th day of October, 2001.

/s/ Howard L. Rosenberg
Howard L. Rosenberg, Incorporator

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